Exhibit 99.1
NRG Energy, Inc. Reports First Quarter 2009 Results
Financial Highlights
▪	$477 million of adjusted EBITDA, compared to $525 million in first quarter 2008, net of mark-to-market (MtM) impacts;

▪	$139 million of cash flow from operations;

▪	$3.1 billion in liquidity at March 31, 2009;

▪	$205 million of Term Loan B debt repaid; and

▪	NRG affirms 2009 adjusted EBITDA and cash flow from operations guidance.
Portfolio Management and Capital Allocation Highlights
▪	$500 million long-lead time material financing executed by Nuclear Innovation North America LLC (NINA) with Toshiba America Nuclear Energy, Inc. (TANE);

▪	$58.5 million tax-exempt financing closed at Dunkirk;

▪	$534 million financing closed for GenConn peakers projects;

▪	Reliant retail acquisition on track to close May 1, 2009, one month ahead of schedule;

▪	MIBRAG sale transaction on target to close in second quarter of 2009;

▪	Construction begins on the 150 megawatt (MW) Langford Wind Project;

▪	550 MW Cedar Bayou unit 4 combined cycle project on target for June 2009 startup; and

▪	Approximately 500 MW of solar project development rights acquired from eSolar.
PRINCETON, NJ; April 30, 2009—NRG Energy, Inc. (NYSE: NRG) today reported income from continuing operations for the three months ended March 31, 2009 of $198 million, or $0.70 per diluted common share, compared to $45 million, or $0.12 per diluted common share, for the first quarter last year. Income from continuing operations before taxes was $496 million for the first three months of 2009, a $397 million increase over the $99 million in the first quarter of 2008. The increase in income from continuing operations was driven by $271 million in unrealized mark-to-market (MtM) gains in the current quarter compared with $160 million in unrealized MtM losses in the first quarter of 2008. Operating expenses for the first quarter of 2009 included $5 million in Exelon defense costs and $12 million associated with the Company’s pending acquisition of Reliant Energy’s Texas retail energy business.
Adjusted EBITDA, excluding MtM impacts, was $477 million for the first quarter of 2009 compared to $525 million in the prior year’s first quarter. Increased quarter-over-quarter adjusted EBITDA in our Texas region, from higher hedged prices, was offset by a decline in the Northeast region, which experienced lower generation and lower capacity revenues. South Central’s adjusted EBITDA, down $34 million, was negatively impacted by lower generation and merchant pricing, and the $16 million adjusted EBITDA decline in the West region reflects increased planned maintenance and expiration of a tolling agreement at El Segundo Generating Station in April of 2008.
“NRG’s active portfolio and prudent balance sheet management have enabled the Company once again to deliver strong financial results in the midst of deteriorating economic conditions and falling commodity prices, particularly in our Northeast Region,” commented David Crane, NRG President and Chief Executive Officer. “During this period, the Company continued to advance on all fronts in our efforts to create value for our shareholders via the acquisition of Reliant’s Texas retail business, the acquisition of a portfolio of large-scale solar development projects, the sale of a non-core asset in Europe and the issuance of project financing to further RepoweringNRG efforts.”
Cash flow from operations was $139 million during the first three months of 2009, a $79 million increase compared to the first quarter of 2008. The increase in cash flow from operations in 2009 was driven primarily by the close-out of commercial trade positions and lower commodity prices. Other movements in working capital during the first quarter included increased inventory of $29 million and the balance due to various changes in other assets and liabilities.
Plant reliability continued to improve, achieving an EFOR, or Equivalent Forced Outage Rate, of 2.2% in the first quarter of 2009 versus 2.8% during the same period last year. Total generation however, declined by 12% and 39% in our coal and gas fleets, respectively, as lower demand along with increased wind generation in Texas and a declining commodity price environment led to lower power prices and generation. Planned outages to install environmental back-end controls at the Huntley station and transmission system line outages in western New York also contributed to lower coal generation. Our nuclear generation increased by 1% for the first three months of 2009, as the South Texas Project (STP) extended its streak to 16 consecutive quarters without an unplanned outage. This builds upon STP’s exceptional performance, as it was also announced during the quarter that in 2008, for the fifth consecutive year, STP produced more electricity than any other two-unit nuclear power plant in the nation.
Regional Segment Review of Results
Table 1: Three Months Income (Loss) from Continuing Operations

	Income (Loss) from
	Continuing Operations
($ in millions)	before Taxes
Three months ended	3/31/09	3/31/08

Texas	378	67
Northeast	211	59
South Central	1	39
West	(3)	12
International	14	24
Thermal	4	5
Corporate and Eliminations (1)	(109)	(107)

Total	496	99

Less: MtM forward position accruals (2)	345	(115)
Add: Prior Period MtM reversals (3)	17	10
Less: Hedge ineffectiveness (4)	4	(45)

Total net of MtM Impacts	164	269

(1)	Includes interest expenses of $82 million and $95 million for 2009 and 2008, respectively, and Exelon Defense and Texas retail integration costs of $17 million and $0 million for 2009 and 2008 respectively.

(2)	Represents net MtM gains/(losses) on economic hedges that do not qualify for hedge accounting treatment.

(3)	Represents the reversal of MtM gains/(losses) previously recognized on economic hedges that do not qualify for hedge accounting treatment.

(4)	Represents ineffectiveness gains/(losses) due to a change in correlation, predominately between natural gas and power prices, on economic hedges that qualify for hedge accounting treatment.

Table 2: Adjusted EBITDA from Continuing Operations, net of MtM impacts

($ in millions)	Three Months Ended
Segment	3/31/09	3/31/08

Texas	320	292
Northeast	106	132
South Central	29	63
West	1	17
International	23	24
Thermal	7	9
Corporate	(9)	(12)

Adjusted EBITDA, net of MtM(1) Impacts	477	525

(1)	Excludes net forward MtM gains/(losses), reversals of prior period net MtM gains/(losses), and hedge ineffectiveness gains/(losses) on economic hedges, and non recurring cash expenditures related to the Exelon defense and the Texas retail acquisition as shown in Table 1 above. Detailed adjustments by region are shown in Appendix A.
MtM Impacts of Hedging Activities
The Company, in the normal course of business, enters into contracts to lock in forward prices for a significant portion of its expected power generation. Although these transactions are predominantly economic hedges of our generation portfolio, a portion of these forward sales are not afforded hedge accounting treatment and the MtM change in value of these transactions are recorded to current period earnings. For the first quarter of 2009, we recorded a $345 million forward net domestic MtM gain representing the increase in fair value on our economic hedges, of which $354 million was attributable to forward sales contracts of electricity and fuel in response to declining power and natural gas prices, compared to a $115 million net domestic MtM loss recorded in the first quarter of 2008 during a period of increasing power and natural gas prices. For the first quarter of 2009, $217 million of the gain was due to certain hedges not meeting the volumetric requirement for cash flow hedge accounting due to the decline in coal-fueled generation. In connection with this decline in coal generation, and in order to manage the Company’s coal position, coal supply contracts may, in the future, be subject to financial settlement. Accordingly, they have been reclassified from accrual to MtM accounting treatment during the quarter which resulted in the recognition of an unrealized loss of $29 million.
Texas: Texas adjusted EBITDA increased by $28 million to $320 million in the first quarter of 2009 compared to $292 million in 2008. Adjusted EBITDA increased by $45 million from a $4.50/MWh increase in realized prices as our hedged prices on our baseload units were higher in 2009 than in 2008. This was offset by a 6% decrease in generation, mostly from our coal units, which reduced 2009 adjusted EBITDA by $28 million compared to 2008. In addition, 2008 results included a $15 million reserve for the settlement of a coal contract dispute resolved that same year.
Northeast: The Northeast region’s adjusted EBITDA declined $26 million to $106 million during the first quarter of 2009. Despite the declines in power generation and market power prices for the region, our active hedging program and higher contract margins on load obligations resulted in $4 million higher energy margins in the first quarter of 2009 compared to 2008. Capacity revenues for the region declined by $14 million driven by lower prices in New York as a result of NYISO’s reductions in Installed Reserve Margins and ICAP in-city mitigation rules that were put into effect in March of 2008. This quarter’s results were further impacted by transmission system line outages, increased carbon emissions allowance expenses of $5 million as a result of the January 1, 2009, implementation of Regional Greenhouse Gas Initiative (RGGI) legislation, as well as fewer emission allowance sales.
South Central: The South Central region’s adjusted EBITDA for the first quarter of 2009 was $29 million, $34 million lower than the exceptionally strong first quarter of 2008. A $15 million decline in contract revenue was offset by increased capacity revenue of $11 million as there were offsetting contracts with two separate regional entities. Lower generation from an unplanned outage and reduced demand, coupled with lower commodity prices, led to lower margins and volumes of merchant activity resulting in a net decrease in adjusted EBITDA of $16 million. Further, a $6 million negative variance quarter-over-quarter was due to the impact in higher fuel transportation costs and a decline in emission allowance sales.
West: The West region’s adjusted EBITDA declined by $16 million to $1 million primarily due to the expiration of a tolling agreement at the El Segundo facility in April of 2008 and increased planned major and normal maintenance activity.
Liquidity and Capital Resources
Table 3: Corporate Liquidity

($ in millions)	March 31, 2009	December 31, 2008

Cash and cash equivalents	$1,188	$1,494
Funds deposited by counterparties	1,275	754
Restricted Cash	17	16

Total Cash	$2,480	$2,264
Letter of Credit Availability	884	860
Revolver Availability	1,000	1,000

Total Liquidity	$4,364	$4,124
Less: Funds deposited as collateral by hedge counterparties	(1,277)	(760)

Total Current Liquidity	$3,087	$3,364

Liquidity as of March 31, 2009, was approximately $3.1 billion, excluding counterparty collateral deposits, down $277 million from December 31, 2008, driven by a $306 million decrease in cash and cash equivalents offset by a $24 million increase in Letter of Credit availability. The reduction in cash during the quarter resulted primarily from $209 million in debt repayments, which included a $197 million payment to first-lien lenders pursuant to the mandatory Excess Cash Flow Offer under the Term Loan B, $233 million for capital expenditures, $14 million for payment of preferred dividends, and $35 million in purchases of emission allowances for RGGI compliance. These cash outflows were partially offset by positive cash flow from operations of $139 million and the proceeds from the sale of excess emission allowances of $8 million.
Funds deposited by counterparties consist of cash received from hedge counterparties in support of energy risk management activities, and it is the Company’s intention to limit the use of these funds. Depending on market fluctuations and the settlement of the underlying contracts, NRG will refund these funds to the hedge counterparties as the underlying positions settle.

Capital Management
On February 24, 2009, NINA executed an Engineering, Procurement and Construction agreement with TANE, which specifies the terms for the construction of STP units 3&4. NINA simultaneously entered into a $500 million credit facility to finance the purchases of long-lead materials and equipment for the construction of STP 3&4. Outstanding borrowings will accrue interest at LIBOR plus 3% subject to a ratings grid and are secured by the assets and membership interests in NINA.
On April 15, 2009, NRG Energy Inc. closed its $58.5 million tax-exempt bond financing through its Dunkirk Power LLC subsidiary. The bonds were issued through the County of Chautauqua Industrial Development Agency and have a maturity date of April 1, 2042. The obligation to repay the bonds is backed by an NRG letter of credit issued under the Company’s revolving credit facility. The draw upon close was $31 million with the balance to be drawn by year end as the Company pays for qualifying expenditures.
On April 27, 2009, NRG, The United Illuminating Company (UI), and GenConn Energy LLC, a 50/50 joint venture between NRG and UI, closed on a $534 million financing to construct two previously announced 200 MW peaking facilities at NRG’s Devon and Middletown, CT sites. The debt was raised by a syndicate of nine major lending institutions led by the Royal Bank of Scotland and Union Bank of California. The credit facility includes $121.5 million of equity bridge loans to both NRG and United Illuminating, totaling $243 million, and an additional $243 million of construction/term loan and a $48 million working capital facility to GenConn. NRG’s $121.5 million equity bridge loan will be collateralized by a letter of credit issued under the Company’s synthetic letter of credit facility. The construction/term loan and working capital facility will be non-recourse to NRG. Additionally, in April of 2009, full notice to proceed with construction was issued for the Devon facility with an expected commercial operations date in mid-2010.
Portfolio Highlights
On March 2, 2009, NRG announced that, through its wholly owned subsidiary, NRG Retail LLC, it had entered into a membership interest purchase agreement to acquire Reliant Energy Inc.’s electric retail business and brand name for a purchase price of $287.5 million and the return of Reliant’s net working capital as of the closing date. NRG’s retail business will continue to be known as Reliant Energy. On March 30, 2009, the Federal Trade Commission, together with the United States Department of Justice, granted early termination of the pre-merger waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act. The transaction is expected to be consummated effective May 1, 2009.
On February 25, 2009, the Company entered into an agreement to sell its 50% ownership interest in MIBRAG B.V. to a consortium of Severočeské doly Chomutov, a member of the CEZ Group, and J&T Group. As a result of the sale, NRG expects to receive EUR202 million, subject to certain adjustments including transaction costs, and to recognize a pre-tax gain of approximately $100 million to $120 million. In connection with the transaction, NRG entered into a foreign currency forward contract on March 12, 2009, that requires NRG to pay EUR200 million in exchange for $255 million on June 30, 2009. This transaction is expected to close in the second quarter of 2009.
On February 23, 2009, NRG Energy, Inc. signed an agreement with eSolar, a leading provider of modular, scalable solar thermal power technology to develop solar power plants with a total generation capacity of up to 500 MW at sites in California and the Southwest. At closing, NRG will invest approximately $10 million for equity and associated development rights for three project sites and a portfolio of power purchase agreements to develop, build, own and operate up to 11 eSolar modular generating units at these sites. This transaction is expected to close in the second quarter of 2009 and the first plant is anticipated to begin producing electricity as early as 2011.

RepoweringNRG Update
RepoweringNRG is a comprehensive portfolio redevelopment program designed to develop, construct, and operate new multi-fuel, multi-technology and highly efficient environmentally responsible generation capacity over the next decade. Recent advances in this program include:
On March 12, 2009, construction began on the 150 MW Langford Wind Farm located in southwest Texas. The total construction cost is expected to be $301 million, of which $213 million, excluding capitalized interest, has been funded through March 2009, primarily for the purchase of wind turbines. The project is scheduled to reach commercial operation by the end of 2009.
Construction of NRG’s Cedar Bayou Generating Station unit 4 in Chambers County, Texas remains on schedule to reach commercial operations in June of 2009. The 550 MW, combined cycle natural gas facility will be owned equally by NRG and Optim Energy, formerly EnergyCo.
Outlook
While the current business environment remains challenging, NRG’s core business model—based on extensive baseload hedging, a cash-efficient first lien collateralization program and a diversified group of suppliers and trading counterparties—remains robust, enabling NRG to reaffirm its 2009 adjusted EBITDA guidance, with the exception of adjusting for the pending MIBRAG sale. Adjusted EBITDA guidance is now set at $2,175 million and cash flow from operations at $1,475 million. Free cash flow guidance after capital expenditures and net portfolio investments in repowering projects is expected to decrease by $36 million, primarily due to initiating the construction of the Langford project. All guidance excludes the expected benefits and contributions from the acquisition of Reliant retail which will be included, post closing, in our second quarter 2009 earnings release.
With respect to 2009 guidance, we would note the very weak market that we witnessed in the latter part of the first quarter. If this trend were to continue or get worse, our 2009 guidance, while largely insulated by our baseload hedge position, would nonetheless be subject to some downward pressure.
Table 4: 2009 Reconciliation of Adjusted EBITDA Guidance ($ in millions)

	4/30/09	2/12/09
Previous adjusted EBITDA guidance, excluding MtM adjustment	2,200	2,200
Pending sale of MIBRAG	(25)	—

Updated adjusted EBITDA guidance, excluding MtM adjustment	2,175	2,200
Interest payments	(566)	(582)
Income tax	(100)	(100)
Collateral payments /working capital/other changes	(34)	(18)

Cash flow from operations	1,475	1,500
Maintenance capital expenditures	(262)	(255)
Preferred dividends	(33)	(33)

Free cash flow before environmental and growth capital	1,180	1,212

Environmental capital expenditures	(249)	(256)
Repowering investments, net	(154)	(118)

Free cash flow	777	838

Earnings Conference Call
On April 30, 2009, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.
About NRG
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. NRG’s 48 plants provide approximately 24,000 megawatts of generation capacity—enough to power nearly 20 million homes. In November 2007, NRG won two of the industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards. Headquartered in Princeton, NJ, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, cash flow from operations guidance and free cash flow, the timing and completion of RepoweringNRG projects, the acquisition of Reliant Energy’s electric retail business operations and brand name, the sale of MIBRAG, expected timing and close of the eSolar transaction, and expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, our ability to achieve the expected benefits and timing of our RepoweringNRG projects, acquisitions, dispositions and other development projects..
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance, cash flow from operations and free cash flow are estimates as of today’s date, April 30, 2009 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
# # #

More information on NRG is available at www.nrgenergy.com
Contacts:

Media:	Investors:
Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman 609.524.4525	David Klein 609.524.4527

Dave Knox 713.824.6445	Erin Gilli 609.524.4528

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31
(In millions, except for per share amounts)	2009	2008

Operating Revenues
Total operating revenues	$1,658	$1,302

Operating Costs and Expenses
Cost of operations	766	804
Depreciation and amortization	169	161
General and administrative	95	75
Development costs	13	12

Total operating costs and expenses	1,043	1,052

Operating Income	615	250

Other Income/(Expense)
Equity in earnings/(losses) of unconsolidated affiliates	22	(4)
Other (loss)/income, net	(3)	9
Interest expense	(138)	(156)

Total other expense	(119)	(151)

Income From Continuing Operations Before Income Taxes	496	99
Income tax expense	298	54

Income From Continuing Operations	198	45
Income from discontinued operations, net of income taxes	—	4

Net Income attributable to NRG Energy, Inc.	198	49
Dividends for preferred shares	14	14

Income Available for NRG Energy, Inc. Common Stockholders	$184	$35

Earnings per share attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic	237	236
Income from continuing operations per weighted average common share — basic	$0.78	$0.13
Income from discontinued operations per weighted average common share — basic	—	0.02

Net Income per Weighted Average Common Share — Basic	$0.78	$0.15

Weighted average number of common shares outstanding — diluted	275	245
Income from continuing operations per weighted average common share — diluted	$0.70	$0.12
Income from discontinued operations per weighted average common share — diluted	—	0.02

Net Income per Weighted Average Common Share — Diluted	$0.70	$0.14

Amounts attributable to NRG Energy, Inc.:

Income from continuing operations, net of income taxes	$198	$45
Income from discontinued operations, net of income taxes	—	4

Net Income	$198	$49

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

		December 31,
(In millions, except shares)	March 31, 2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$1,188	$1,494
Funds deposited by counterparties	1,275	754
Restricted cash	17	16
Accounts receivable, less allowance for doubtful accounts of $3 and $3, respectively	399	464
Inventory	488	455
Derivative instruments valuation	3,862	4,600
Cash collateral paid in support of energy risk management activities	178	494
Prepayments and other current assets	258	215

Total current assets	7,665	8,492

Property, plant and equipment, net of accumulated depreciation of $2,524 and $2,343, respectively	11,544	11,545

Other Assets
Equity investments in affiliates	494	490
Capital leases and note receivable, less current portion	403	435
Goodwill	1,718	1,718
Intangible assets, net of accumulated amortization of $191 and $335, respectively	815	815
Nuclear decommissioning trust fund	286	303
Derivative instruments valuation	1,148	885
Other non-current assets	125	125

Total other assets	4,989	4,771

Total Assets	$24,198	$24,808

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$263	$464
Accounts payable	358	451
Derivative instruments valuation	3,000	3,981
Deferred income taxes	418	201
Cash collateral received in support of energy risk management activities	1,277	760
Accrued expenses and other current liabilities	269	724

Total current liabilities	5,585	6,581

Other Liabilities
Long-term debt and capital leases	7,685	7,697
Nuclear decommissioning reserve	288	284
Nuclear decommissioning trust liability	195	218
Deferred income taxes	1,303	1,190
Derivative instruments valuation	420	508
Out-of-market contracts	271	291
Other non-current liabilities	737	669

Total non-current liabilities	10,899	10,857

Total Liabilities	16,484	17,438

3.625% convertible perpetual preferred stock (at liquidation value, net of issuance costs)	247	247
Commitments and Contingencies
Stockholders’ Equity
Preferred stock (at liquidation value, net of issuance costs)	406	853
Common stock	3	3
Additional paid-in capital	4,510	4,350
Retained earnings	2,607	2,423
Less treasury stock, at cost — 17,200,777 and 29,242,483 shares, respectively	(532)	(823)
Accumulated other comprehensive income	466	310
Noncontrolling interest	7	7

Total Stockholders’ Equity	7,467	7,123

Total Liabilities and Stockholders’ Equity	$24,198	$24,808

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In millions)
Three months ended March 31,	2009	2008

Cash Flows from Operating Activities
Net income	$198	$49
Adjustments to reconcile net income to net cash provided by operating activities
Distributions and equity in (earnings) losses of unconsolidated affiliates	(22)	6
Depreciation and amortization	169	161
Amortization of nuclear fuel	10	15
Amortization of financing costs and debt discount/premiums	9	11
Amortization of intangibles and out-of-market contracts	(34)	(66)
Changes in deferred income taxes and liability for unrecognized tax benefits	299	49
Changes in nuclear decommissioning trust liability	6	9
Changes in derivatives	(304)	132
Changes in collateral deposits supporting energy risk management activities	312	(150)
Gain on sale of assets	(1)	—
Gain on sale of emission allowances	(7)	(14)
Amortization of unearned equity compensation	7	7
Changes in option premiums collected	(270)	15
Cash used by changes in other working capital	(233)	(164)

Net Cash Provided by Operating Activities	139	60

Cash Flows from Investing Activities
Capital expenditures	(233)	(164)
Increase in restricted cash, net	(1)	(10)
Decrease in notes receivable	3	9
Purchases of emission allowances	(35)	(1)
Proceeds from sale of emission allowances	8	31
Investments in nuclear decommissioning trust fund securities	(83)	(144)
Proceeds from sales of nuclear decommissioning trust fund securities	78	135
Proceeds from sale of assets	4	12

Net Cash Used by Investing Activities	(259)	(132)

Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(14)	(14)
Receipt from/(payment of) financing element of acquired derivatives	40	(1)
Payment for treasury stock	—	(55)
Proceeds from issuance of common stock, net of issuance costs	—	2
Payment of deferred debt issuance costs	(1)	(2)
Payments for short and long-term debt	(209)	(154)

Net Cash Used by Financing Activities	(184)	(224)

Change in cash from discontinued operations	—	(6)
Effect of exchange rate changes on cash and cash equivalents	(2)	4
Net Decrease in Cash and Cash Equivalents	(306)	(298)

Cash and Cash Equivalents at Beginning of Period	1,494	1,132

Cash and Cash Equivalents at End of Period	$1,188	$834

Appendix Table A-1: First Quarter 2009 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Northeast	South Central	Texas	West	International	Thermal	Corporate	Total

Net Income (Loss)	211	1	217	(3)	12	4	(244)	198

Plus:
Income Tax	—	—	161	—	2	—	135	298
Interest Expense	13	12	29	—	—	2	71	127
Amortization of Finance Costs	—	—	—	—	—	—	6	6
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	4	4
Depreciation Expense	29	17	117	2	—	2	2	169
ARO Accretion Expense	—	—	1	1	—	—	—	2
Amortization of Power Contracts	—	(6)	(15)	—	—	—	—	(21)
Amortization of Emission Allowances	—	—	9	—	—	—	—	9

EBITDA	253	24	519	—	14	8	(26)	792
Exelon Defense Costs	—	—	—	—	—	—	5	5
Texas Retail Transaction and Integration Costs	—	—	—	—	—	—	12	12

Adjusted EBITDA	253	24	519	—	14	8	(9)	809
Less: MtM forward position accruals	153	(5)	205	(1)	(9)	2	—	345
Add: Prior period MtM reversals	7	—	9	—	—	1	—	17
Less: Hedge Ineffectiveness	1	—	3	—	—	—	—	4

Adjusted EBITDA, excluding MtM	106	29	320	1	23	7	(9)	477

Appendix Table A-2: First Quarter 2008 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Northeast	South Central	Texas	West	International	Thermal	Corporate	Total

Net Income (Loss)	59	39	37	12	24	5	(127)	49

Plus:
Income Tax	—	—	30	—	4	—	20	54
Interest Expense	14	13	30	3	—	1	85	146
Amortization of Finance Costs	—	—	—	—	—	—	6	6
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	4	4
Depreciation Expense	26	17	113	1	—	3	1	161
ARO Accretion Expense	1	—	—	1	—	—	—	2
Amortization of Power Contracts	—	(6)	(63)	—	—	—	(1)	(70)
Amortization of Fuel Contracts	—	—	(3)	—	—	—	—	(3)
Amortization of Emission Allowances	—	—	10	—	—	—	—	10

EBITDA	100	63	154	17	28	9	(12)	359
(Income)/loss from Discontinued Operations	—	—	—	—	(4)		—	(4)

Adjusted EBITDA	100	63	154	17	24	9	(12)	355
Less: MtM forward position accruals	(28)	—	(87)	—	—	—	—	(115)
Add: Prior period MtM reversals	3	—	7	—	—	—	—	10
Less: Hedge Ineffectiveness	(1)	—	(44)	—	—	—	—	(45)

Adjusted EBITDA, excluding MtM	132	63	292	17	24	9	(12)	525

EBITDA, adjusted EBITDA and adjusted net income are non GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts or the cash income tax payments;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, write downs and gains or losses on the sales of equity method investments; Exelon defense costs, and Texas retail acquisition and integration costs; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.
Free cash flow is cash flow from operations less capital expenditures and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow as a measure of cash available for discretionary expenditures. In addition, in evaluating free cash flow, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.